Filed pursuant to Rule 424(b)(3)
File No. 333-263515

TIAA REAL ESTATE ACCOUNT

SUPPLEMENT NO. 1
Dated September 30, 2022 to the Prospectus dated May 1, 2022

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus dated May 1, 2022, as supplemented to date, which is collectively referred to herein as the “prospectus.” This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.
The Account’s management recently appointed a co-portfolio manager, Chris Burk, to assist Randy Giraldo (the current lead portfolio manager for the Account) in managing the Account going forward. On December 30, 2022, Mr. Giraldo plans to step down as a portfolio manager for the Account to pursue other opportunities within Nuveen, LLC, TIAA’s asset management division.
Accordingly, effective September 30, 2022, the following table hereby replaces in its entirety the table entitled “Portfolio Management Team” in Appendix A — Management of TIAA on page 152 of the prospectus:

PORTFOLIO MANAGEMENT TEAM
Name & Year of Birth	Principal Occupations During Past 5 Years
Randy Giraldo YOB: 1975	Managing Director, Co-Portfolio Manager, Co-Head of TIAA Real Estate Account (since September 2022); Managing Director, Portfolio Manager, Head of TIAA Real Estate Account, TIAA (August 2017–September 2022). Prior position: Managing Director, TIAA.
Chris Burk YOB: 1971	Managing Director, Co-Portfolio Manager, Co-Head of TIAA Real Estate Account (since September 2022); Managing Director, Senior Portfolio Manager, Real Estate, TIAA (March 2020–September 2022). Senior Director, Real Estate Portfolio Management, TIAA (2018–2020). Senior Director, Regional Head of Acquisitions, TIAA (2017–2018).
A41333 (9/22)